UNITED STATES SECURITIES AND EXCHANGE

COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

LODGENET INTERACTIVE CORPORATION

(Exact name of registrant as specified in charter)

Delaware (State of incorporation of organization)	46-0371161 (I.R.S. Employer Identification No.)

3900 West Innovation Street

Sioux Falls, SD 57107

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Participating Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This Form 8-A/A amends and supplements the Registration Statement on Form 8-A of LodgeNet Interactive Corporation, a Delaware corporation (the “Company”), originally filed with the Securities and Exchange Commission on March 7, 1997, as amended by the Company’s Form 8-A/A filed on March 2, 2007, and as further amended by the Company’s Form 8-A/A filed on March 3, 2008 (including the exhibits thereto, the “Form 8-A”).

Item 1.   Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is hereby amended and supplemented by adding the following:

First Amendment to Rights Agreement

The Company is a party to an Investment Agreement dated December 30, 2012 (the “Investment Agreement”) with Colony Capital, LLC and its affiliate, Col-L Acquisition, LLC (“Colony”), PAR Investment Partners, L.P. (“PAR”), and certain other investors (collectively, with Colony and PAR, the “Investors”).  The terms of the Investment Agreement are described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 31, 2012.

In connection with the Investment Agreement, on January 7, 2013, the Company and Computershare Trust Company, N.A., a federally chartered trust company, as successor in interest to Computershare Investor Services, LLC, as rights agent, (the “Rights Agent”), amended the Rights Agreement by entering into that certain First Amendment to Rights Agreement (the “Amendment”).  The Amendment excludes the Investors, their Affiliates (as defined in the Investment Agreement), and each Purchaser Designee (as defined in the Investment Agreement) which signs a joinder agreement to the Investment Agreement from the definition of “Acquiring Person” as that term is defined in the Rights Agreement, solely as a result of transactions contemplated by Investment Agreement, so that the entry by the Investors into the Investment Agreement and the consummation of the transactions contemplated by the Investment Agreement does not and will not trigger the right of holders of Rights under the Rights Agreement to purchase shares of Preferred Stock or to receive shares of Common Stock in lieu of purchasing shares of Preferred Stock.

Miscellaneous

The Rights Agreement between the Company and Computershare Investor Services, LLC, dated February 28, 2008 and the Amendment are filed as Exhibits 4.1 and 4.3, respectively, to this Form 8-A/A and are incorporated herein by reference.  The above description of the material terms of the Amendment as they relate to the Rights Agreement is qualified in its entirety by reference to such exhibits.

Item 2.  Exhibits

4.1                               Rights Agreement, by and between LodgeNet Interactive Corporation and Computershare Investor Services, LLC, dated February 28, 2008(1)

4.2                               Summary of Rights(2)

4.3                               First Amendment to Rights Agreement, by and between LodgeNet Interactive Corporation and Computershare Trust Company, N.A., a federally chartered trust company, as successor in interest to Computershare Investor Services, LLC, dated January 7, 2013(3)

(1)                                 Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 3, 2008.

(2)                                 Incorporated by reference to Exhibit B of Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 3, 2008.

(3)                                Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 8, 2013.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: January 8, 2013	By	/s/ James G. Naro
James G. Naro
	Its	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1

Rights Agreement, by and between LodgeNet Interactive Corporation and Computershare Investor Services, LLC, dated February 28, 2008 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 3, 2008).

4.2	Summary of Rights (incorporated by reference to Exhibit B of Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 3, 2008).

4.3

First Amendment to Rights Agreement, by and between by and between LodgeNet Interactive Corporation and Computershare Trust Company, N.A., a federally chartered trust company, as successor in interest to Computershare Investor Services, LLC, dated January 7, 2013 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 8, 2013).